Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 20% Earnings Increase for the Year 2003

Winchester, Virginia January 14, 2004.

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $5.3 million for the year 2003, an increase of 20% or  $892 thousand over the net income for the preceding year.  Diluted earnings per share were $1.11, an increase of 18% from the $0.94 per share for the year 2002.  The return on equity was 15.86% and the return on assets was 1.22%.  In comparison, the year 2002 generated a return on equity and assets of 15.63% and 1.27% respectively.

For the fourth quarter of 2003, the return on equity was 13.54% and the return on assets was 1.08% as compared to a return on equity of 15.87% and a return on assets of 1.24% for the fourth quarter of 2002.  Net income for the fourth quarter of 2003 was $1.3 million as compared to $1.2 million during the same period of 2002.   Diluted earnings per share for the quarter were $0.26, unchanged from a year earlier.

Total assets for the company as of December 31, 2003 were $462.9 million, a gain of

$69 million or 18% over the year 2002.  Net loans outstanding grew by $70 million or 22% and accounted for the majority of the asset growth.   In spite of the large rate of growth, the loan quality remained strong as evidenced by the ratio of non-performing loans to total assets.  As of December 31, 2003, this ratio was 0.11%.  This compares with 0.23% as of December 31, 2002.  The increase in loans was funded by the growth in deposits and a reduction in federal funds sold.  Federal funds, which are overnight investments with other banks, totaled $17.0 million on December 31, 2003, a decline of $2 million from a year earlier.  Total deposits equaled $397 million, an increase of $52 million or 15% over the year 2002.

The increase in net income is attributable to the interest income and corresponding fees derived from the growth in loans, and to the increase in non-interest income and fees on a growing deposit base.  Other expenses increased due to the opening of new branches in April 2003 and December 2003 as well as the costs of servicing a larger customer base.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

During the third quarter, the Corporation announced plans to open a new subsidiary bank with offices in Martinsburg and Shepherdstown, West Virginia.  Currently, this venture is operating strictly as a loan production office, until the new bank is fully operational. In conjunction with these plans, we successfully completed a $4 million common stock offering during the fourth quarter.  This offering, in combination with the $6 million Trust Preferred Securities issued during the third quarter, has increased our capital base to allow us to continue expansion and help fund the new bank.

Premier Community Bankshares is a growing multi-bank holding company that operates 15 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a growing population in excess of 300,000.  In addition, the loan production office services the rapidly growing eastern panhandle of West Virginia.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Twelve Months Ending
Balance Sheet	DECEMBER 31,
Assets:	2003	2002	% Change
Cash & Due From Banks	$22,394	$22,719	-1.4%

Interest Bearing Due From Banks	208	2,049	-89.8%

Fed Funds Sold	16,901	19,017	-11.1%

Securities-HTM	8,357	10,020	-16.6%

Securities-AFS	15,694	15,276	2.7%

Loans	386,563	315,894	22.4%

Allowance for Loan Losses	(4,104)	(3,340)	22.9%

Bank Premises & Equip.	10,962	7,660	43.1%

Other Assets	5,924	4,460	32.8%

Total Assets	$462,899	$393,755	17.6%

Liabilities:
Noninterest Bearing Deposits	$61,123	$48,536	25.9%

Interest Bearing Deposits	336,222	296,526	13.4%

Total Deposits	$397,345	$345,062	15.2%

Other Borrowed Money	10,729	9,731	10.3%

Other Liabilities	2,948	2,138	37.9%

Trust Preferred Capital Notes	13,000	7,000	0.0%

Total Liabilities	$424,022	$363,931	16.5%

Shareholders’ Equity
Common Stock	$4,881	$4,555	7.2%

Capital Surplus	19,328	14,977	29.1%

Retained Earnings	14,400	10,023	43.7%

Accumulated Other Comp Income(loss)	268	269	-0.4%

Total Shareholders’ Equity	$38,877	$29,824	30.4%

Total Liabilities and Shareholders’ Equity	$462,899	$393,755	17.6%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Twelve Months Ending
	DECEMBER 31,
	2003	2002	% Change

Income Statement

Interest Income	$26,512	$23,114	14.7%

Interest Expense	8,293	8,468	-2.1%

Net Interest Income	18,219	14,646	24.4%

Provision for Loan Losses	919	1,100	-16.5%

Net Interest Income After Provision for Loans Losses
	17,300	13,546	27.7%

Other Income	3,654	2,440	49.8%

Other Expenses	13,213	9,527	38.7%

Income Before Taxes	7,741	6,459	19.8%

Income Taxes	2,485	2,095	18.6%

Net Income	$5,256	$4,364	20.4%

Results of Operation

Book Value Per Share	$7.96	$6.55	21.5%

Earnings Per Share-Basic	$1.14	$0.96	18.8%

Earnings Per Share-Assuming Dilution	$1.11	$0.94	18.1%

Return on Average Assets	1.22%	1.27%	-3.9%

Return on Average Equity	15.86%	15.63%	1.5%

Allowance for Loan Losses to Loans	1.06%	1.06%	0.0%

Common Shares Outstanding, (Thousands)	4,881	4,555	7.2%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	DECEMBER 31,
	2003	2002	% Change

Income Statement

Interest Income	$6,934	$6,259	10.8%

Interest Expense	2,004	2,211	-9.4%

Net Interest Income	4,930	4,048	21.8%

Provision for Loan Losses	204	295	-30.8%

Net Interest Income After Provision for Loans Losses
	4,726	3,753	25.9%

Other Income	1,001	706	41.8%

Other Expenses	3,887	2,715	43.2%

Income Before Taxes	1,840	1,744	5.5%

Income Taxes	590	553	6.7%

Net Income	$1,250	$1,191	5.0%

Results of Operation

Earnings Per Share-Basic	$0.27	$0.26	3.8%

Earnings Per Share-Assuming Dilution	$0.26	$0.26	0.0%

Return on Average Assets	1.08%	1.24%	-12.9%

Return on Average Equity	13.54%	15.87%	-14.7%